Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Announces Hilcorp’s Updates on Capital Expenditures Plan

FORT WORTH, Texas, October 10, 2019 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today reported that Hilcorp San Juan L.P. (“Hilcorp”), the operator of the Trust’s subject interests (the “Interests”), has provided the Trust with updates and comments to its previously reported 2019 Capital Expenditures Plan for the Interests, which Hilcorp previously revised in May 2019 (as revised in May 2019, the “Capital Plan”).

Recently, the Trust and its compliance auditors met with senior representatives from Hilcorp to discuss the status of the Capital Plan. Based on that discussion and additional information provided by Hilcorp, the Trust is reporting the following update to the Capital Plan:

2019 Capital Expenditures Plan

(all amounts Net Pre-Trust Cost)

(in millions)

2019 Original / Previously Reported* [Forecast]	Through July 2019 (Trust September 2019) [Actual]	Revised 2019 [Forecast]
$12.6	$7.4	$8.0

*	As updated by Hilcorp and reported by the Trust on May 9, 2019

Hilcorp has informed the Trust that an environmental lawsuit filed against the Bureau of Land Management (BLM) has stalled all of the BLM’s permitting processes, including those permits applicable to the Interests. As a result, Hilcorp is uncertain when it will receive the required permits to allow it to conduct additional capital expenditure drilling in the Interests. In addition, Hilcorp informed the Trust that actual capital expenditures and accruals for capital recompletions ran approximately $0.7 million higher than previously forecasted based upon additional recompletions performed in the Interests. Hilcorp has revised its 2019 Capital Plan lower to total approximately $8.0 million. The Trust will resume distributions to its unit holders once there is sufficient net proceeds to cover excess production costs and replenish the Trust’s cash reserves utilized to cover the Trust’s costs in lieu of net proceeds from the Interests. However, we can provide no estimate as to the timing of the resumption of distributions, or provide any assurances as to whether distributions will continue or resume once Hilcorp’s permitting issues are resolved and drilling recommences.

Contact:	San Juan Basin Royalty Trust
BBVA USA, Trustee
300 West Seventh St., Suite B, Fort Worth, Texas 76102
website: www.sjbrt.com e-mail: sjt.us@bbva.com
Joshua R. Peterson, Senior Vice President & Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “believes,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.